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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Advanta Corp. Employee Saving Plan
Administrative Committee:

We consent to the incorporation by reference in the registration statements (Nos. 333-01681, 33-32969 and 333-104014) on Forms S-8 of Advanta Corp. of our
report dated June 17, 2005, with respect to the statements of assets available for benefits of the Advanta Corp. Employee Savings Plan as of December 31, 2004, and 2003, the related statement of changes in assets available for benefits for the year ended December 31, 2004, and the related supplemental schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the Advanta Corp. Employee Savings Plan.

                                                          /s/ KPMG LLP

Philadelphia, PA
June 17, 2005